Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Announces Global Price Increases

For Immediate Release

Friday, March 18, 2005

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced it will increase prices on its products globally due to significantly higher raw material costs.

Price increases from suppliers to PGI continue to rise this year as oil prices reach record highs. The company experienced increases of more than 50 percent last year on certain petroleum-based raw materials that are key components of its nonwoven products.

In addition, PGI has been impacted by higher costs of polypropylene, the company’s largest raw material component. Polypropylene supply is expected to remain tight through 2005. Other costs, such as transportation and energy, also continue to go up.

“PGI continues to focus on streamlining manufacturing and reducing our costs to ensure we deliver the best value, highest quality and most innovative products to our customers. These efforts allow us to combat raw material price changes to a degree. However, current market conditions require us to offset some of the impacts with price increases to our customers. This phenomenon is not unique to PGI but is impacting our entire industry,” said PGI’s chief executive officer, James L. Schaeffer.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition;

(vi) reliance on major customers and suppliers; and (vii) risks resulting from foreign operations.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K and Form 10-Q for the period ended October 2, 2004.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com